Exhibit 99.4


FOR IMMEDIATE RELEASE                   Date:    December 1, 1998
                                        Contact:    Michael Price
                                          Chief Financial Officer
                                        Phone:     (504) 586-8888
                                        Fax:       (504) 522-1796
                                        Email:michaelprice@msn.com


          Forman Petroleum Corporation (the "Company"), delivered today to U.S. Trust Company of Texas, N.A., Trustee under the Indenture dated June 3, 1997 with respect to the Company's 13.5% Senior Secured Notes Due June 1, 2004 (the "Notes"), notice of the nonpayment of the December 1, 1998 installment of interest due on the Notes. The Company has not yet determined whether to make the interest payment within the thirty-day grace period provided for such payment or to use any available funds for exploration and development projects.

          Forman Petroleum Corporation is headquartered at 650 Poydras Street, Suite 2200, New Orleans, Louisiana.